NEWS RELEASE

FOR IMMEDIATE RELEASE

May 27, 2021

CAPITOL FEDERAL FINANCIAL, INC.®
ANNOUNCES TRUE BLUE® CAPITOL DIVIDEND

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the "Company") announced today that its Board of Directors has declared a True Blue Capitol dividend of $0.40 per share on outstanding CFFN common stock. The cash dividend will be paid on June 25, 2021 to stockholders of record as of the close of business on June 11, 2021.

In 2020, given the state of economic uncertainty, the Company elected to defer its True Blue Capitol dividend. Now economic conditions have improved, and as a result of the Board of Directors’ continued commitment to return value to our stockholders, the Company has decided to pay a True Blue Capitol dividend.

The Board of Directors of the Capitol Federal Savings Bank (the "Bank") also announced today that it has voted to make a capital distribution to CFFN in the amount of $56.0 million, which will be paid by June 25, 2021. This additional capital distribution will allow CFFN to pay the $0.40 per share True Blue Capitol dividend. The $0.40 per share cash dividend represents a $0.20 per share cash dividend from fiscal year 2020 and a $0.20 per share cash dividend for fiscal year 2021.

For fiscal year 2021, it is the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. The payout is expected to be in the form of regular quarterly cash dividends of $0.085 per share, totaling $0.34 for the year, and a cash true-up dividend equal to fiscal year 2021 earnings in excess of the amount paid as regular quarterly cash dividends during fiscal year 2021. It is anticipated that the fiscal year 2021 cash true-up dividend will be paid in December 2021. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com